Exhibit 99.1

FOR IMMEDIATE RELEASE

Organogenesis Holdings Inc. Reports Third Quarter and First Nine Months 2021 Financial Results

CANTON, Mass. (November 9, 2021) – Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today reported financial results for the three and nine months ended September 30, 2021.

Third Quarter 2021 Financial Results Summary:

•

Net revenue of $113.8 million for the third quarter of 2021, up 13%, and up 20% on an adjusted basis, compared to net revenue of $100.8 million for the third quarter of 2020. Net revenue is based upon:

•	Net revenue from Advanced Wound Care products for the third quarter of 2021 of $107.3 million, an increase of 19% from the third quarter of 2020.

•	Net revenue from Surgical & Sports Medicine products for the third quarter of 2021 of $6.4 million , a decrease of 41% from the third quarter of 2020.

•	Net revenue from the sale of PuraPly products of $57.0 million for the third quarter of 2021, an increase of 39% from the third quarter of 2020.

•	Net revenue from the sale of non-PuraPly products of $56.8 million, a decrease of 5% from the third quarter of 2020.

•

Adjusted net revenue, excluding net revenue from the sale of our NuCel and ReNu products, was $113.8 million for the third quarter of 2021, up 20%, compared to Adjusted net revenue of $95.2 million for the third quarter of 2020.

•	Net income of $12.6 million for the third quarter of 2021, compared to a net income of $20.8 million for the third quarter of 2020, a decrease of $8.2 million.

•

Adjusted EBITDA income of $21.7 million, or 19% of net revenue, for the third quarter of 2021, compared to Adjusted EBITDA of $24.6 million, or 24% of net revenue, for the third quarter of 2020, a decrease of $3.0 million.

“We delivered third quarter revenue growth of 13% year-over-year and, normalizing for the loss of ReNu and NuCel, third quarter Adjusted net revenue grew 20% year-over-year,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “The Organogenesis team continues to perform well despite a tougher-than-expected operating environment.”

Mr. Gillheeney, Sr. continued: “We are proud of what we have accomplished so far this year. Our year-to-date performance and progress against our strategic priorities is a direct result of the strength of our organization and the dedication of our employees. We remain confident in our ability to continue to deliver both strong operating and financial results as well as provide integrated healing solutions that substantially improve medical outcomes while lowering the overall cost of care.”

Third Quarter 2021 Results:

The following table represents net revenue by product grouping for the three months ended September 30, 2021 and September 30, 2020, respectively:

	Three Months Ended September 30,		Change
	2021	2020	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$107,341	$89,990	$17,351	19%
Surgical & Sports Medicine	6,412	10,809	(4,397)	(41%)

Net revenue	$113,753	$100,799	$12,954	13%

Net revenue for the third quarter of 2021 was $113.8 million, compared to $100.8 million for the third quarter of 2020, an increase of $13.0 million , or 13%. The increase in net revenue was driven by a $17.4 million increase, or 19%, in net revenue of Advanced Wound Care products, partially offset by a $4.4 million decrease, or 41%, in net revenue of Surgical & Sports Medicine products, compared to the third quarter of 2020.

Gross profit for the third quarter of 2021 was $87.6 million, or 77% of net revenue, compared to $77.8 million, or 77% of net revenue, for the third quarter of 2020, an increase of $9.8 million, or 13%. The increase in gross profit resulted primarily from increased sales volume due to the strength in our Advanced Wound Care products as well as a shift in product mix to our higher gross margin products.

Operating expenses for the third quarter of 2021 were $71.3 million, compared to $55.0 million for the third quarter of 2020, an increase of $16.3 million, or 30%. R&D expense was $9.0 million for the third quarter of 2021, compared to $3.7 million in the third quarter of 2020, an increase of $5.2 million, or 141%. Selling, general and administrative expenses were $62.4 million for the third quarter of 2021, compared to $51.3 million in the third quarter of 2020, an increase of $11.0 million, or 22%.

Operating income for the third quarter of 2021 was $16.3 million, compared to $22.8 million for the third quarter of 2020, a decrease of $6.5 million, or 29%.

Total other expense, net, for the third quarter of 2021 were $3.4 million, compared to $2.0 million for the third quarter of 2020, an increase of $1.4 million, or 71%.

Net income for the third quarter of 2021 was $12.6 million, or $0.09 per share, compared to of $20.8 million, or $0.19 per share, for the third quarter of 2020, a decrease of $8.2 million , or $0.10 per share.

Adjusted EBITDA income of $21.7 million, or 19% of net revenue, for the third quarter of 2021, compared to Adjusted EBITDA of $24.6 million, or 24% of net revenue, for the third quarter of 2020, a decrease of $3.0 million.

As of September 30, 2021, the Company had $102.7 million in cash and restricted cash and $83.2 million in debt obligations, of which $9.4 million were finance lease obligations, compared to $84.8 million in cash and restricted cash and $84.8 million in debt obligations, of which $15.1 million were finance lease obligations as of December 31, 2020.

First Nine Months 2021 Results:

The following table represents net revenue by product grouping for the nine months ended September 30, 2021 and September 30, 2020, respectively:

	Nine Months Ended September 30,		Change
	2021	2020	$	%
	(in thousands, except for percentages)
Advanced Wound Care	$309,485	$201,009	$108,476	54%
Surgical & Sports Medicine	30,016	30,482	(466)	(2%)

Net revenue	$339,501	$231,491	$108,010	47%

Net revenue for the nine months ended September 30, 2021 was $339.5 million, compared to $231.5 million for the nine months ended September 30, 2020, an increase of $108.0 million, or 47%. The increase in net revenue was driven by a $108.5 million increase, or 54%, in net revenue of Advanced Wound Care products, partially offset by a $0.5 million decrease, or 2%, in net revenue of Surgical & Sports Medicine products, compared to the nine months ended September 30, 2020.

Gross profit for the nine months ended September 30, 2021 was $257.9 million, or 76% of net revenue, compared to $169.7 million, or 73% of net revenue, for the nine months ended September 30, 2020, an increase of $88.2 million, or 52%. The increase in gross profit resulted primarily from increased sales volume due to the strength in our Advanced Wound Care products as well as a shift in product mix to our higher gross margin products.

Operating expenses for the nine months ended September 30, 2021 were $205.4 million, compared to $164.6 million for the nine months September 30, 2020, an increase of $40.8 million, or 25%. R&D expense was $22.5 million for the nine months ended September 30, 2021, compared to $13.8 million in the nine months ended September 30, 2020, an increase of $8.7 million, or 63%. Selling, general and administrative expenses were $183.0 million for the nine months ended September 30, 2021, compared to $150.8 million in the nine months ended September 30, 2020, an increase of $32.2 million, or 21%.

Operating income for the nine months ended September 30, 2021 was $52.5 million, compared to $5.1 million for the nine months ended September 30, 2020, an increase of $47.4 million.

Total other expense, net, for the nine months ended September 30, 2021 were $8.3 million, compared to $6.1 million for the nine months ended September 30, 2020, an increase of $2.2 million, or 37%.

Net income for the nine months ended September 30, 2021 was $43.2 million, or $0.32 per share, compared to a net loss of $1.1 million, or $(0.01) per share, for the nine months ended September 30, 2020, an increase of $44.3 million, or $0.33 per share.

Adjusted EBITDA of $62.8 million, or 18% of net revenue, for the nine months ended September 30, 2021, compared to $13.9 million, or 6% of net revenue, for the nine months ended September 30, 2020, an increase of $48.9 million.

Fiscal Year 2021 Guidance

For the twelve months ended December 31, 2021, the Company now expects:

•

Net revenue of between $458 million and $470 million, representing an increase of approximately 35% to 39% year-over-year, as compared to net revenue of $338.3 million for the twelve months ended December 31, 2020.

•	The 2021 net revenue guidance range assumes:

•

Net revenue from Advanced Wound Care products of between $425 million and $434 million, representing an increase of approximately 44% to 47% year-over-year as compared to net revenue of $294.6 million for the twelve months ended December 31, 2020.

•

Net revenue from Surgical & Sports Medicine products of between $33 million and $36 million, representing a decrease of approximately 18% to 24% year-over-year as compared to net revenue of $43.7 million for the twelve months ended December 31, 2020.

•

Net revenue from the sale of PuraPly products of between $196 million and $204 million, representing an increase of approximately 33% to 39% year-over-year, as compared to net revenue of $147.3 million for the twelve months ended December 31, 2020.

•	GAAP net income positive for the twelve months ended December 31, 2021.

•	Adjusted EBITDA positive for the twelve months ended December 31, 2021.

Third Quarter 2021 Earnings Conference Call:

Financial results will be reported after the market closes on Tuesday, November 9. Management will host a conference call at 5:00 p.m. Eastern Time on November 9 to discuss the results of the quarter, and provide a corporate update with a question and answer session. Those who would like to participate may dial 866-795-3142 (409-937-8908 for international callers) and provide access code 3553677. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.organogenesis.com.

For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 3553677. The webcast will be archived at investors.organogenesis.com.

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash	$102,237	$84,394
Restricted cash	487	412
Accounts receivable, net	74,583	56,804
Inventory	29,495	27,799
Prepaid expenses and other current assets	5,033	4,935

Total current assets	211,835	174,344
Property and equipment, net	74,774	55,792
Intangible assets, net	26,896	30,622
Goodwill	28,772	28,772
Operating lease right-of-use assets, net	26,522	—
Deferred tax asset, net	18	18
Other assets	1,606	670

Total assets	$370,423	$290,218

Liabilities and Stockholders’ Equity
Current liabilities:
Deferred acquisition consideration	$—	$483
Current portion of term loan	2,186	16,666
Current portion of finance lease obligations	8,531	3,619
Current portion of operating lease obligations	4,667	—
Current portion of deferred rent and lease incentive obligation	—	95
Accounts payable	28,488	23,381
Accrued expenses and other current liabilities	37,128	23,973

Total current liabilities	81,000	68,217
Line of credit	—	10,000
Term loan, net of current portion	71,667	43,044
Deferred acquisition consideration, net of current portion	1,436	1,436
Earnout liability	—	3,985
Deferred rent and lease incentive obligation, net of current portion	—	2,315
Finance lease obligations, net of current portion	831	11,442
Operating lease obligations, net of current portion	24,204	—
Other liabilities	2,111	7,971

Total liabilities	181,249	148,410

Commitments and contingencies (Note 18)
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 129,365,209 and 128,460,381 shares issued; 128,636,661 and 127,731,833 shares outstanding at September 30, 2021 and December 31, 2020, respectively.	13	13
Additional paid-in capital	300,989	296,830
Accumulated deficit	(111,828)	(155,035)

Total stockholders’ equity	189,174	141,808

Total liabilities and stockholders’ equity	$370,423	$290,218

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenue	$113,753	$100,799	$339,501	$231,491
Cost of goods sold	26,167	22,964	81,602	61,799

Gross profit	87,586	77,835	257,899	169,692
Operating expenses:
Selling, general and administrative	62,369	51,325	182,950	150,797
Research and development	8,953	3,709	22,482	13,787

Total operating expenses	71,322	55,034	205,432	164,584

Income from operations	16,264	22,801	52,467	5,108

Other expense, net:
Interest expense, net	(1,482)	(2,969)	(6,383)	(8,391)
Loss on extinguishment of debt	(1,883)	—	(1,883)	—
Gain on settlement of deferred acquisition consideration	—	951	—	2,246
Other income, net	(19)	44	(4)	90

Total other expense, net	(3,384)	(1,974)	(8,270)	(6,055)

Net income (loss) before income taxes	12,880	20,827	44,197	(947)
Income tax expense	(303)	(72)	(990)	(134)

Net income (loss)	$12,577	$20,755	$43,207	$(1,081)

Net income (loss), per share:
Basic	$0.10	$0.20	$0.34	$(0.01)

Diluted	$0.09	$0.19	$0.32	$(0.01)

Weighted-average common shares outstanding
Basic	128,546,301	105,040,035	128,219,674	104,748,297

Diluted	133,850,216	108,489,768	133,766,004	104,748,297

ORGANOGENESIS HOLDINGS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(amounts in thousands, except share and per share data)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$43,207	$(1,081)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,010	3,285
Amortization of intangible assets	3,726	2,518
Amortization of operating lease right-of-use assets	4,117	—
Non-cash interest expense	236	160
Deferred interest expense	1,331	1,577
Deferred rent expense	—	33
Gain on settlement of deferred acquisition consideration	—	(2,246)
Provision recorded for sales returns and doubtful accounts	2,862	2,559
Loss on disposal of property and equipment	1,397	201
Adjustment for excess and obsolete inventories	8,045	2,024
Stock-based compensation	2,781	1,164
Change in fair value of Earnout liability	(3,985)	—
Loss on extinguishment of debt	1,883	—
Changes in operating assets and liabilities:
Accounts receivable	(20,642)	(19,160)
Inventory	(9,741)	(7,757)
Prepaid expenses and other current assets	(98)	(1,647)
Operating leases	(4,179)	—
Accounts payable	5,237	(3,778)
Accrued expenses and other current liabilities	6,765	3,521
Other liabilities	(2,922)	878

Net cash provided by (used in) operating activities	44,030	(17,749)
Cash flows from investing activities:
Purchases of property and equipment	(25,993)	(12,260)
Cash paid for business acquisition	—	(5,820)

Net cash used in investing activities	(25,993)	(18,080)
Cash flows from financing activities:
Line of credit borrowings (repayments) under the 2019 Credit Agreement	(10,000)	5,869
Term loan borrowings (repayments) under the 2019 Credit Agreement	(60,000)	10,000
Proceeds from term loan under the 2021 Credit Agreement, net of debt discount and issuance cost	73,174	—
Term loan repayments under the 2021 Credit Agreement	(469)	—
Payments of withholding taxes in connection with RSUs vesting	(737)	—
Proceeds from the exercise of stock options	2,115	1,286
Principal repayments of finance lease obligations	(2,099)	(1,776)
Payment to extinguish debt	(1,620)	—
Payment of deferred acquisition consideration	(483)	(3,034)

Net cash (used in) provided by financing activities	(119)	12,345
Change in cash and restricted cash	17,918	(23,484)
Cash and restricted cash, beginning of period	84,806	60,370

Cash and restricted cash, end of period	$102,724	$36,886

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,830	$7,130
Cash paid for income taxes	$582	$—
Supplemental disclosure of non-cash investing and financing activities:
Fair value of shares issued for business acquisition	$—	$7,986
Deferred acquisition consideration and earnout liability recorded for business acquisition	$—	$5,218
Purchases of property and equipment included in accounts payable and accrued expenses	$1,523	$2,628
Right-of-use assets obtained through operating lease obligations	$30,639	$—

Non-GAAP Financial Measures

Our management uses financial measures that are not in accordance with generally accepted accounting principles in the United States, or GAAP, in addition to financial measures in accordance with GAAP to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with GAAP. Our management uses Adjusted EBITDA and Adjusted net revenue to evaluate our operating performance and trends and make planning decisions. Our management believes Adjusted EBITDA and Adjusted net revenue help identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude. Accordingly, we believe that Adjusted EBITDA and Adjusted net revenue provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by our management in its financial and operational decision-making.

The following is a reconciliation of GAAP net income (loss) to non-GAAP EBITDA and non-GAAP Adjusted EBITDA for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net income (loss)	$12,577	$20,755	$43,207	$(1,081)
Interest expense, net	1,482	2,969	6,383	8,391
Income tax expense	303	72	990	134
Depreciation	1,937	1,135	4,010	3,285
Amortization	1,240	885	3,726	2,518

EBITDA	17,539	25,816	58,316	13,247

Stock-based compensation expense	1,041	486	2,781	1,164
Gain on settlement of deferred acquisition consideration (1)	—	(951)	—	(2,246)
Recovery of certain notes receivable from related parties (2)	—	(1,111)	(179)	(1,111)
Change in fair value of Earnout (3)	(927)	—	(3,985)	—
Restructuring charge (4)	1,010	—	2,876	—
Transaction cost (5)	—	361	—	929
Loss on extinguishment of debt (6)	1,883	—	1,883	—
Write-off of a fixed asset (7)	1,104	—	1,104	—
Cancellation fee (8)	—	—	—	1,950

Adjusted EBITDA	$21,650	$24,601	$62,796	$13,933

(1)

Amounts reflect the gain recognized related to the settlement of the deferred acquisition consideration dispute with the sellers of NuTech Medical in February 2020 as well as the settlement of the assumed legacy lawsuit from the sellers of NuTech Medical in October 2020. See Note 18 to the unaudited financial statements included in our Form 10-Q.

(2)	Amounts reflect the collection of certain notes receivable from related parties previously reserved. See Note 19 to the unaudited financial statements included in our Form 10-Q.
(3)	Amounts reflect the change in the fair value of the Earnout liability in connection with the CPN acquisition. See Note 3 to the unaudited financial statements included in our Form 10-Q.
(4)

Amounts reflect employee retention and benefits as well as the facility-related cost associated with the Company’s restructuring activities. See Note 12 to the unaudited financial statements included in our Form 10-Q.

(5)	Amounts reflect legal, advisory and other professional fees incurred related directly to the CPN acquisition. See Note 3 to the unaudited financial statements included in our Form 10-Q.
(6)	Amounts reflect the loss recognized on the extinguishment of the 2019 Credit Agreement upon repayment. See Note 13 to the unaudited financial statements included in our Form 10-Q.

(7)	Amounts reflect the write-off of certain design and consulting fees previously capitalized related to the unfinished construction work on the 275 Dan Road Building.
(8)

Amount reflects the cancellation fee for terminating certain product development and consulting agreements the Company inherited from NuTech Medical. See Note 18 to the unaudited financial statements included in our Form 10-Q.

The following is a reconciliation of GAAP net revenue to non-GAAP Adjusted net revenue for each of the periods presented:

	Three Months Ended September 30,		Change
	2021	2020	$	%
	(in thousands)		(in thousands)
Net Revenue	$113,753	$100,799	$12,954	13%
Less net revenue attributable to ReNu and NuCel	(31)	5,639	(5,670)	(101%)

Adjusted net revenue	$113,785	$95,160	$18,624	20%

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements relating to the Company’s expected revenue for fiscal 2021 and the breakdown of such revenue in both its Advanced Wound Care and Surgical & Sports Medicine categories as well as the estimated revenue contribution of its PuraPly products. Forward-looking statements with respect to the operations of the Company, strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly in 2020; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the Company has incurred significant losses since inception and may incur losses in the future; (7) changes in applicable laws or regulations; (8) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (9) the Company’s ability to maintain production of Affinity in sufficient quantities to meet demand; (10) the COVID-19 pandemic and its impact, if any, on the Company’s fiscal condition and results of operations; and (11) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2020 and its subsequently filed periodic reports. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs. For more information, visit www.organogenesis.com.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

443-213-0500

Press and Media Inquiries:

Organogenesis

Lori Freedman

LFreedman@organo.com